Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-51603, 333-27437, 333-63659, 333-101792 and 333-110961) of RadioShack Corporation of our reported dated June 28, 2005 relating to the financial statements of the RadioShack 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas

June 28, 2005